Exhibit 99.1



    IVI COMMUNICATIONS, INC. ANNOUNCES THE ACQUISITION OF NORTH CAROLINA ISP

Los Angeles, California, February 2, 2005 PR Newswire-First Call- IVI Communications, Inc. (OTC Pink Sheets: IVCM-NEWS) announced today that the Company has completed the acquisition of AppState.net, an Internet Service Provider located in Boone, NC.

AppState, (www.appstate.net) was founded in July 1999 to serve the students of Appalachian State University, with an enrollment of 14,000, as well as business and residential customers of Boone, with a population of 13,472. IVCM acquired AppState from Internet Business Consultants (IBC) after utilizing the Boone market and its student population in a joint test market exercise to design the fixed wireless broadband Internet access service that IVCM will market under a national brand.

Nyhl Henson, CEO of IVI Communications stated, "This acquisition marks the launch of our business plan that calls for the acquisition of small locally branded dialup ISPs in strategic tier-three markets across America to facilitate the deployment of a nationally branded fixed wireless broadband network. There is pent up demand for broadband Internet access throughout rural and underserved America that we plan to serve."

Jim Hollis, President of IBC, who was recently honored by Part-15.org as its Wireless Internet Service Provider Consultant of the Year, stated that, "The acquisition of AppState by IVCM allows each organization to focus on what it does best; IVCM has the necessary expertise to operate locally branded ISPs while IBC can now focus on its core business, which is to engineer, install, and support revenue generating and cost reducing wireless applications and solutions."

Charlie Roodenburg, COO of IVCM stated that "While AppState is currently profitable, it has relatively low market share. IVCM management sees a significant opportunity to increase revenue and profit through the expansion of services and aggressive marketing with particular emphasis on our fixed wireless broadband product."

IVCM is currently in negotiation with multiple acquisition candidates throughout the United States that match the Company's criteria for dialup cash flow and fixed wireless broadband potential.

About IVI Communications, Inc.

IVI Communications' first objective is to acquire up to 50,000 dialup subscribers in strategic tier-three markets across America. IVCM will operate the ISPs under the local brands but implement administrative centralization to achieve economies of scale and to generate cash flow. In conjunction with the acquisition of dialup ISPs, the Company will launch a nationally branded wireless broadband service.

It is the Company's goal to grow up to 250,000 subscribers over the next three years through both aggressive marketing and ISP acquisition. The Company plans to significantly increase revenue through conversion of many of its dialup customers to its nationally branded fixed wireless broadband service.

Safe Harbor

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 27E of the Securities Act of 1934. Statements contained in this release that are not historical facts may be deemed to be forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested herein due to certain risks and uncertainties including, without limitation, ability to obtain financing and regulatory and shareholder approvals for anticipated actions.

Contact:

IVI Communications, Inc.
6171 W. Century Blvd., Suite 130
Los Angeles, CA  90045
p    310-216-7740
f    310-216-7747
www.ivn.net
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Source: IVI Communications, Inc.